Exhibit 10.3
Christopher L. Nines
Chief Financial Officer & Treasurer
Direct: 512-433-5210
ChrisNines@Forestargroup.com
September 30, 2011
KeyBank National Association, as Administrative Agent
1200 Abernathy Road, N.E. — Suite 1550
Atlanta, Georgia 30328
Attn: Nate Weyer
Re: Exercise of Extension Option
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Revolving and Term Credit Agreement, dated as of August 6, 2010, as amended by that certain First Amendment to Amended and Restated Revolving and Term Credit Agreement dated as of May 6, 2011, and that certain Second Amendment to Amended and Restated Revolving and Term Credit Agreement dated as of September 30, 2011 (as it has been or may be further amended, restated or otherwise modified from time to time, the “Credit Agreement”), among Forestar (USA) Real Estate Group Inc. (“Borrower”), certain guarantors party thereto, certain lenders party thereto and KeyBank National Association, as Agent (“Agent”). Capitalized terms used in this Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.
     Pursuant to Section 3.1(b) of the Credit Agreement, Borrower hereby notifies Agent, that, effective as of September 30, 2011 (the “Extension Effective Date”), Borrower hereby elects to extend the Revolving Credit Maturity Date to August 6, 2014 (the “Extension”), and further certifies that:
     1. No Default or Event of Default exists on the date hereof.
     2. Each of the representations and warranties made by Borrower or the other Loan Parties in the Credit Agreement or the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement is true in all material respects as of the date they were made and as of the date hereof (except to the extent of changes resulting from transactions permitted by the Loan Documents, it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
     3. Borrower understands that as conditions to the effectiveness of the Extension, (i) the Loan Parties must execute and deliver such amendments or modifications to the Security Deeds as Agent may require in order to evidence such extension and to maintain the effectiveness and priority of the

KeyBank National Association
September 30, 2011

Security Deeds, together with payment of all mortgage, recording, intangible, documentary stamp or other similar taxes and charges which Agent determines to be payable as a result of such extension and the recording of such amendments or modifications, and affidavits or other information which Agent determines to be necessary in connection therewith, and (ii) Borrower shall have paid to Agent on the Extension Effective Date, for the account of the Revolving Lenders in accordance with their respective percentage of the aggregate Revolving Commitments of all Revolving Lenders, an extension fee equal to fifty one hundredths of one percent (0.50%) of the aggregate Revolving Commitments of the Revolving Lenders as of the Extension Effective Date.
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KeyBank National Association
September 30, 2011

     IN WITNESS WHEREOF, this notification letter is executed this 30th day of September, 2011.

Forestar (USA) Real Estate Group Inc.
By:	/s/ Christopher L. Nines
	Name:	Christopher L. Nines
	Title:	Chief Financial Officer